SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                February 9, 2000
                                (Date of Report)
                Date of earliest event reported: February 5, 2000



                               Perini Corporation
               ___________________________________________________
               (Exact name of registrant as specified in charter)



Massachusetts                 1-6314                         04-1717070

(State or other     (Commission File Number)   (IRS Employer Identification No.)
jurisdiction of
incorporation)

              73 Mt. Wayte Avenue, Framingham, Massachusetts 01701
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (508) 628-2000

  (Former name or former address, if changed since last report) Not applicable

ITEM 5.  OTHER EVENTS.

On February 5, 2000, Perini Corporation (the "Company") and Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, PA (the "New Investors") entered into a definitive Securities Purchase Agreement (the "Agreement") whereby the Company agreed to issue to the New Investors an aggregate of 9,411,765 shares of common stock, par value $1.00 per share, for an aggregate of $40,000,000 (the "Transaction"). The Agreement and the joint press release issued by the parties are attached hereto as Exhibit
10.1 and Exhibit 99.1, respectively, and are incorporated herein by reference. It is anticipated that the Transaction will close during the first or second quarter of 2000.

The Agreement has been approved by the Board of Directors of the Company. The Transaction is subject to various closing conditions including the approval of the Company's stockholders. In addition, the New Investors, the current holders of the Series B Cumulative Convertible Preferred Stock of the Company (the "Series B Holders") and the Company will enter into a Shareholders' Agreement at the closing of the Transaction (the "Shareholders' Agreement") which gives the three New Investors and two of the Series B Holders the right to designate one candidate each to be nominated by the Board for election as a director of the Company. The Shareholders' Agreement will include provisions pursuant to which each of the New Investors and Series B Holders will agree to vote for and the Company will agree to use its best efforts to have elected each of the nominees. In addition, the Shareholders' Agreement will contain provisions relating to the transferability of the common stock held by the New Investors and the Series B Holders.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   February 9, 2000                  PERINI CORPORATION

                                          /s/Robert Band
                                          -------------------------------------
                                          Robert Band
                                          President and Chief Executive Officer



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



                                  EXHIBIT INDEX


Exhibit

10.1 Securities Purchase Agreement by and among Perini Corporation and Tutor-Saliba Corporation, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, dated as of February 5, 2000

99.1    Press Release of Perini Corporation, dated February 8, 2000

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